QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99 (a)(5)(D)

JAGUAR TECHNOLOGY HOLDINGS, LLC EXTENDS TENDER
OFFER EXPIRATION DATE OF ITS OFFER FOR FIREPOND, INC.

Jaguar Receives Tenders of Approximately 83% of FirePond Shares

        INDIAN WELLS, CA, November 24, 2003—Jaguar Technology Holdings, LLC announced today that it has extended the expiration date of the cash tender offer (the "Offer") by Fire Transaction Sub, Inc., a wholly owned subsidiary of Jaguar, for all of the outstanding shares of common stock of FirePond, Inc. (Nasdaq: FIRE) at $3.16 per share until 12:00 midnight, New York City time, on December 2, 2003, unless the Offer is extended to a later date.

        According to LaSalle Bank National Association who is serving as the Depositary in connection with the Offer, as of November 21, 2003, approximately 83% of the outstanding shares of FirePond common stock (3,039,348 shares of FirePond common stock) have been tendered pursuant to the Offer.

        Jaguar noted that the Offer has been extended as a result of the minimum condition not being satisfied. The Offer was initially set to expire at 12:00 midnight, New York City time on November 21, 2003. The tender offer is being made in connection with the Agreement and Plan of Merger, dated as of October 8, 2003, as amended, by and among Jaguar, Fire Transaction Sub and FirePond, which FirePond announced publicly on October 9, 2003. The merger agreement provides that, following the completion of the tender offer, Jaguar will consummate a merger in which all of the remaining stockholders of FirePond will receive the same price paid in the tender offer.

        The board of directors of FirePond has determined by a unanimous vote of those present that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to, advisable and in the best interests of FirePond and its stockholders, has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer and the merger, and has recommended that FirePond stockholders accept the offer, tender their shares of FirePond common stock pursuant to the offer and adopt the merger agreement.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of FirePond. The tender offer is being made pursuant to a tender offer statement and related materials. FirePond stockholders are advised to read the tender offer statement regarding the acquisition of FirePond, which was filed by Fire Transaction Sub, Inc. and Jaguar Technology Holdings, LLC with the U.S. Securities and Exchange Commission (SEC), and the related solicitation/recommendation statement, which was filed by FirePond with the SEC. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the offer. These documents and others filed by Fire Transaction Sub, Inc. and Jaguar Technology Holdings, LLC and FirePond, Inc. with the SEC are available free of charge at the SEC's web site at http://www.sec.gov. The tender offer statement and solicitation/recommendation statement may also be obtained free of charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling toll-free (888) 750-5834, and may also be obtained from Jaguar Technology Holdings, LLC by directing a request by mail to Jaguar Technology Holdings, LLC, 74-785 Highway 111, Suite 103, Indian Wells, California 92210, Attn: Douglas B. Croxall.

Contact:

Jaguar Technology Holdings, LLC
Douglas Croxall
760-674-1074

For more information, please contact the Information Agent for the offer, Innisfree M&A Incorporated at 888-750-5834 or 212-750-5833.

QuickLinks

  Exhibit 99 (a)(5)(D)
JAGUAR TECHNOLOGY HOLDINGS, LLC EXTENDS TENDER OFFER EXPIRATION DATE OF ITS OFFER FOR FIREPOND, INC.